EXHIBIT 99.1

Idaho Strategic Resources Approved for Listing on the

NYSE American

COEUR D’ALENE, Idaho, March 8, 2022 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (OTCQB: NJMC) (“IDR”, “Idaho Strategic” or the “Company”) is pleased to announce that the Company’s common stock has been approved for listing on the NYSE American, LLC (“NYSE American”). Trading on the NYSE American is expected to begin on or about March 11, 2022, under the ticker symbol “IDR”.

Concurrent with the start of trading on the NYSE American, Idaho Strategic Resources common stock will cease trading on the OTC Markets. Shareholders are not required to take any action.

Monique Hayes commented, “The folks at the NYSE have been great to work with during this entire process and I appreciate their time and professionalism. We look forward to the future and the platform provided by the NYSE is the perfect fit as our company grows in the months and years ahead.”

John Swallow, the Company’s President and CEO, stated, “For those of us at IDR, every milestone comes with a moment of reflection (usually over a beer), a collective sigh of relief, and for this one – the across-the-board appreciation that Monique did most of the work. This listing is another example of our boots on the ground and blue-collar approach to just about everything.”

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth element properties (in Idaho) and Idaho-based gold production located in an established mining community.

Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 7,000 acres of patented and unpatented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REE’s). The Company’s Diamond Creek and Roberts REE properties are included the U.S. national REE inventory as listed in USGS, IGS and DOE publications. Both projects are located in central Idaho and participating in the USGS Earth MRI program.

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With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to www.idahostrategic.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@idahostrategic.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Idaho Strategic Resources believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected, or implied by such forward-looking statements. Such factors include, among others: the risk that the Company’s Rare Earth Elements projects are not advanced, the risk that the Company’s Rare Earth Element drill program does not return favorable results, the risk that the Klondike Shoot does not go into production, the risk that mineral production from the Klondike Shoot is not economic, the impact of supply chain risks and expanding needs of operations as inventory increases; an increased risk associated with production activities occurring without completion of a feasibility study of mineral reserves demonstrating economic and technical viability; environmental hazards, industrial accidents, weather or geologically related conditions; changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs; a sustained lower price environment; risks relating to widespread epidemics or pandemic outbreaks including the COVID-19 pandemic; the potential impact of COVID-19 on our workforce, suppliers and other essential resources, including our ability to access goods and supplies, the ability to transport our products and maintain employee productivity; the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic; as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Idaho Strategic Resources disclaims any intent or obligation to update publicly such forward-looking statements, whether a result of new information, future events or otherwise.

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